EXHIBIT 99.1
Press release dated October 27, 2006

GEOGLOBAL RESOURCES INC.
PRESENTATION AT MINING METALS/OIL & GAS CONGRESS 2006 IN DUBAI
TO BE ACCESSIBLE THROUGH LIVE WEBCAST

Calgary, Alberta, Canada, October 27, 2006 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that its presentation at the 2006 Mining Metals/Oil & Gas Congress, which is being held in Dubai, will be broadcast live via webcast accessible through MiNE LLC (Meetings International Natural Resources Enterprise). The presentation is scheduled to be held on Tuesday, October 31, 2006 at 4:50am Mountain Standard Time and will be presented in audio and slide show format only. Jean Paul Roy, President and Chief Executive Officer will make the presentation. All parties are invited to attend the webcast.

When:	Tuesday, October 31, 2006
Time:	4:50am Mountain Standard Time (6:50am Eastern Standard Time) (3:50pm Dubai)
Webcast:	The webcast will be accessible through the website of MiNE LLC at www.minellc.com. No password or login is required. Archives will be available through the same link after the original broadcast.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253 email: info@geoglobal.com
fax: 403-777-9199 website: www.geoglobal.com